Exhibit 10.16

CONSULTING AGREEMENT

This agreement ("Agreement") is effective the 7th day of October 2011 (“Effective Date”) by and between David Shamouelian, whose address is 141 S. La Peer Drive, Beverly Hills, California 90211 ("Consultant") and Bizzingo, Inc., a Nevada corporation, whose address 63 Main Street, Suite 202, Flemington, New Jersey 08822 ("Company") in accordance with the terms and conditions herein.

*WITNESSETH*

WHEREAS, Company is a publicly traded, development stage company and is in the process of launching its B2B online platform, known as “Bizzingo,”

WHEREAS, Consultant is industry known, highly experienced marketing professional that maintains a wide array of marketing know how, particularly in the B2B market,

WHEREAS, Company desires to engage Consultant to perform certain services on its behalf and Consultant desires to perform such services, all in accordance with the terms and conditions herein,

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NOW THEREFORE, subject to the mutual terms, conditions and covenants herein, the parties do hereby agree as follows.

I.

PERFORMANCE BY CONSULTANT

1.01. Services To Be Rendered. During the term of the Agreement, Consultant covenants and agrees that it will employ its best efforts to perform such services as instructed from time to time by the Company’s President. These services generally will entail the following;

(a). provide general business advice to Company, which includes analysis of Company products and services, attendant product markets and overall marketing strategies, and

(b). provide potential strategic alliances to Company regarding Company's proposed product and service lines.

1.02. Representation as to Performance: No Guaranty. Notwithstanding anything contained herein or other representations to the contrary, Consultant does not guarantee the results or effectiveness of any of the services rendered by the Consultant. Rather, Consultant shall employ its best efforts to conduct its services in a professional manner and in accordance with good industry practice.

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II.

TERM AND TERMINATION

2.01. The term of this Agreement commences on the Effective Date and terminates on the earliest to occur of the following:

(a) the second (2nd) anniversary of the Effective Date;

(b) upon the death or disability (as defined herein) of Consultant (disability means the material inability, in the reasonable opinion of the Board of Directors of the Consultant to complete the services herein in a timely manner caused by a physical and/or mental infirmity);

(c) Upon termination by the Company for Cause. As used in this Agreement, "Cause" shall mean conduct involving one or more of the following: (i) the substantial and continuing failure of the Consultant, after notice thereof, to render services to the Company in accordance with the terms or requirements of this Agreement; (ii) acts of disloyalty, gross negligence, willful misconduct, dishonesty, fraud or willful disparagement of the Company or its principals; (iii) unauthorized acts intended to result in Consultant's personal enrichment at the expense of the Company, (iv) breach of this Agreement which results in direct or indirect loss, damage or injury to the Company; or (v) the unauthorized disclosure of any trade secret or confidential information of the Company; or

(d) by mutual written agreement of Consultant and the Company.

III.

COMPENSATION

3.01. During the term of the Agreement, as consideration for the services to be rendered by Consultant, Company shall pay Consultant a total of three million, two hundred thousand (3,200,000) shares of common stock of the Company payable as follows: 800,000 shares payable concurrent with the execution hereof, 800,000 shares payable six (6) months from the Effective Date, 800,000 shares payable twelve (12) months from the Effective Date, and the final payment of 800,000 shares payable eighteen (18) months from the Effective Date. Upon receipt of the respective shares of common stock, such shares immediately vest with the Consultant.

3.02. The stated shares of common stock of the Company shall be “restricted securities” as that term is defined under federal securities laws and shall bear a customary restrictive legend.

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IV

PROPRIETARY INFORMATION

4.01. “Proprietary Information” as used herein means all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any affiliated company, or to its clients, consultants, or business associates, unless: (i) the information is or becomes publicly known through lawful means and through no fault of the consultant; (ii) the information was rightfully in Consultant’s possession or part of its general knowledge prior to the effective date hereof; or (iii) the information is disclosed to Consultant without confidential or proprietary restrictions by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

4.02. Consultant hereby acknowledges and agrees that all property, including, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, that is produced under this Agreement is Proprietary Information, belong to the Company and shall be promptly returned to the Company upon request.

4.03. Consultant agrees to hold all Company’s Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, disclose, use, copy, publish, or summarize during the term (except to the extent necessary to carry out Consultant’s responsibilities under this Agreement) and for a period of one (1) year from the termination of this Agreement.

V

INTERFERENCE WITH BUSINESS; COMPETITIVE ACTIVITIES

Consultant agrees that during the term of this Agreement and for a period of one (1) year after termination of this agreement, Consultant shall not (i) divert or attempt to divert from the Company any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its clients or customers; or (ii) employ or solicit for employment any person employed by the Company.

VI.

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF CONSULTANT AND COMPANY

6.01. Consultant represents and warrants that (a) there are no restrictions, agreements or understandings whatsoever to which Consultant is a party or subject to which would prevent or make unlawful its execution of this Agreement or performance hereunder; (b) the execution of this Agreement and its performance hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Consultant is a party; and (c) he is free and able to execute this Agreement and to provide consulting services to the Company as stated herein.

6.02. Consultant represents and warrants that he is acquiring the stated shares for investment purposes and not with a view for distribution.

6.03. Consultant represents and warrants that he has reviewed and understands the federal income tax aspects resulting from his receipt of the shares of common stock provided in Section 3.01.

6.04. Company shall permit Consultant to inspect its corporate stock ledger and its business records to verify the number and types of shares issued, outstanding, and /or registered, prior to entering into this Agreement.

6.05. Company represents and warrants that all shares shown and recorded in its corporate stock ledger and its business records or filings with the Securities and Exchange Commission, disclosed to the Consultant prior to entering into this Agreement, represents all shares issued by the Corporation and no other hidden, undisclosed, committed, or pledged shares exist.

6.06. Company represents that this Agreement when executed will be duly authorized, executed and delivered by the Company and are legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a court of law or equity). The Company has full corporate power and authority necessary to enter into and deliver the Agreement and to perform its obligations thereunder.

6.07. Company represents and warrants that, as of the date of this Agreement, the authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, of which 69,541,376 shares were issued and outstanding and 100,000,000 shares of preferred stock, of which nil are issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly and validly authorized and issued, are fully paid and non-assessable (with no personal liability attaching to the holders thereof or to the Company) and are free from preemptive rights or rights of first refusal held by any person. As of the date of this Agreement, the Company also has 20,958,976 warrants and options outstanding, and an outstanding stock grant of 2,000,000. In addition, the Company is in the process of completing the following (which may close prior to, concurrent with, or immediately after the execution of this Agreement):

(1) A consulting agreement providing for the issuance of 3,000,000 shares of common

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VII.

INDEPENDENT CONTRACTOR

7.01 Independent Contractor. In performing the services provided herein, Consultant shall be deemed an independent contractor for all purposes including but not limited to the Federal Insurance Contribution Act, the Social Security Act, the Federal Unemployment Act and income withholding at the source. Consultant shall not be construed to be an employee of the Company. Consultant shall be solely responsible for the payment of all self employment and federal and state income taxes and the filing of required estimated and informational returns relating to compensation received hereunder.

7.02. Non Exclusivity. The Company acknowledges that Consultant has other clients and the contractual arrangement described in this Agreement shall not be exclusive as to the parties hereto. Client shall be permitted to maintain those business relationships and perform those obligations existing prior to the date of this Agreement.

VIII.

MISCELLANEOUS PROVISIONS

8.01. The titles in this Agreement are inserted for convenience and for identification purposes only and are not intended to describe, interpret, define or limit the scope, intent or extent of this Agreement or any provisions hereof.

8.02. The terms and conditions herein are binding upon and inure to the benefit of the successors and assigns of the parties hereto, except that, Consultant may not assign this Agreement nor its obligations and responsibilities hereunder without the prior written consent of the Company.

8.03. This agreement shall be construed and enforced in accordance with the laws of the State of California with jurisdiction resting in any federal or state courts located in Los Angeles, California.

8.04. This Agreement constitutes the entire agreement between the parties on the subject matter and supersedes all other prior and contemporaneous negotiations, agreements and arrangements between the parties.

8.05. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to;

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the Company at its address stated above:

or

the Consultant at its address stated above.

Notice of change of address shall be effective only when done in writing and sent in accordance with the provisions of this Section.

8.06. In any action brought to construe or enforce this Agreement, the prevailing party shall receive in addition to any other remedy to which it may be entitled, compensation for all costs incurred in pursuing such action, including, but not limited to, reasonable attorneys' and expert witnesses' fees and costs.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

COMPANY

Bizzingo, Inc.

/s/ Douglas Toth

Douglas Toth

Chairman

CONSULTANT

/s/ David Shamouelian

David Shamouelian